Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-82422, 333-88613, 333-36440, 333-55346 and 33-59049) of Viacom Inc. of our report dated June 25, 2002, relating to the Financial Statements of the Viacom 401(k) Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

New York, New York
June 28, 2002